Exhibit 99.1

Eargo Reports First Quarter 2021 Financial Results

Recent Highlights:

•	Net revenues of $22.0 million, up 74.0% year-over-year

•	Gross systems shipped of 11,704, up 66.5% year-over-year

•	Return accrual rate of 23.2%, a 4.4 percentage point improvement year-over-year

•	GAAP gross margin of 71.4%, up 8.2 percentage points year-over-year; non-GAAP gross margin of 72.2%, up 9.0 percentage points year-over-year

•

GAAP sales and marketing expense as a percent of net revenues of 76.4%, a 9.3 percentage point improvement year-over-year; non-GAAP sales and marketing expense as a percent of net revenues of 68.0%, a 16.7 percentage point improvement year-over-year

SAN JOSE, CA., May 12, 2021 – Eargo, Inc. (Nasdaq: EAR), a medical device company on a mission to improve the quality of life of people with hearing loss, today reported its financial results for the first quarter ended March 31, 2021.

Christian Gormsen, President and CEO, said “We started 2021 with a great first quarter, as our digital and offline marketing programs continued to drive demand across multiple customer types, including both cash pay and insurance customers producing 74% year-over-year growth. Our first quarter growth was particularly impressive given we did not have a new product launch or related sales to repeat customers compared to the first quarter of 2020. Our mix shift towards insurance customers also resulted in a lower return accrual rate of 23.2%, which combined with higher average selling prices, drove non-GAAP gross margin to 72.2%. Our strong start to the year gives us increased confidence in our ability to deliver our full year revenue and gross margin guidance, while driving innovation across our value chain.”

Mr. Gormsen continued, “It is becoming more evident that telecare is here to stay, not just in hearing but across healthcare. As a pioneer in bringing a vertically integrated telecare experience to hearing care, we believe we are well positioned to lead the disruption of this large and underpenetrated market as more consumers realize there is simply a better, more efficient way to solve for hearing loss.”

First Quarter 2021 Financial Results

Net revenue was $22.0 million for the first quarter of 2021, compared to $12.7 million for the first quarter of 2020. The increase was driven by an increase in gross systems shipped and a decrease in the sales return accrual rate.

Gross profit for the first quarter of 2021 was $15.8 million compared to $8.0 million for the first quarter of 2020. Gross margin increased to 71.4% for the first quarter of 2021, compared with 63.2% for the first quarter of 2020. The increase was primarily due to a decrease in sales returns as a percentage of gross systems shipped, higher average selling prices, and lower cost of goods sold.

Total operating expenses were $29.1 million or 132.1% of net revenues, for the first quarter of 2021, compared with $19.7 million or 155.9% of net revenues, for the first quarter of 2020. The increase was primarily due to higher sales and marketing investments related to media investments, personnel investments to scale the organization for growth, stock-based compensation and expenses related to being a public company.

Sales and marketing expenses were $16.9 million or 76.4% of net revenues, for the first quarter of 2021, compared with $10.9 million or 85.7% of net revenues, for the first quarter of 2020.

Research and development expenses were $4.8 million or 21.7% of net revenues, for the first quarter of 2021, compared with $2.8 million or 22.2% of net revenues, for the first quarter of 2020.

General and administrative expenses were $7.5 million or 34.0% of net revenues for the first quarter of 2021, compared with $6.1 million or 48.0% of net revenues, for the first quarter of 2020.

Excluding stock-based compensation expense, non-GAAP operating expenses were $24.2 million, including research and development expenses of $3.7 million, sales and marketing expenses of $15.0 million, and general and administrative expenses of $5.5 million. Please refer to the section below titled “Use of Non-GAAP Financial Measures” and the non-GAAP reconciliation tables at the end of this press release.

Net loss attributable to common stockholders for the first quarter of 2021 was ($13.6) million, or ($0.36) per share, compared to a net loss of ($11.7) million, or ($43.76) per share, for the first quarter of 2020. Excluding stock-based compensation expense, non-GAAP net loss attributable to common stockholders for the first quarter of 2021 was ($8.5) million, or ($0.22) per share, compared to a non-GAAP net loss of ($11.2) million, or ($41.81) per share for the same period in 2020.

Cash and cash equivalents were $201.6 million as of March 31, 2021, compared to $212.2 million as of December 31, 2020.

Full Year 2021 Financial Guidance

•	Increasing net revenue guidance from between $87 million and $93 million to between $89 million and $93 million

•	Reiterating GAAP gross margin guidance of between 68% and 71%

•	Reiterating non-GAAP gross margin of between 70% and 72%

Conference Call and Web Cast Information

Eargo will host a conference call to discuss the first quarter financial results after market close on Wednesday, May 12, 2021 at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone at (833) 649-1234 for U.S. callers or (914) 987-7293 for international callers, using conference ID: 3971939. The live webinar can be accessed at ir.eargo.com.

About Eargo

Eargo is a medical device company dedicated to improving the quality of life of people with hearing loss. Our innovative product and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first and only virtually invisible, rechargeable, completely-in-canal, FDA regulated, exempt Class I or Class II devices for the treatment of hearing loss. Our differentiated, consumer-first solution empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from licensed hearing professionals via phone, text, email or video chat. The Eargo solution is offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

The company’s 4th generation product, the Eargo Neo HiFi, was launched in January 2020 and features improved capabilities across audio fidelity and bandwidth. The Eargo Neo HiFi is available for purchase here.

Related Links

http://eargo.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding our full year 2021 financial guidance, our ability to deliver on that guidance while driving innovation, the future of telecare and our position as a leader in market disruption. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks, uncertainties and assumptions related to: our expectations concerning additional orders by existing customers; our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products, including our ability to maintain or increase insurance coverage of Eargo hearing aids; our ability to release new hearing aids and the anticipated features of any such hearing aids; developments and projections relating to our competitors and our industry, including competing products; our ability to maintain our competitive technological advantages against new entrants in our industry; the pricing of our hearing aids; our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products; our expectations with regard to changes in the regulatory landscape for hearing aid devices, including the implementation of the pending over-the-counter hearing aid pathway regulatory framework; and our estimates regarding the COVID-19 pandemic, including but not limited to, its duration and its impact on our business and results of operations. These and other risks are described in greater detail under the section titled “Risk Factors” contained in Eargo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The company may report non-GAAP results for gross profit/loss, gross margin, operating expenses, operating margins, net income/loss, and basic and diluted net income/loss per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The company’s financial measures under GAAP include charges such as stock-based compensation, as listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this press release. Management has excluded the effects of this item in non-GAAP measures to assist investors in analyzing and assessing past and future operating performance. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business.

Investor Contact

Nick Laudico

Vice President of Investor Relations

ir@eargo.com

Media Contact

Brad Sheets

eargo@edelman.com

Eargo, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$201,624	$212,185
Accounts receivable, net	5,339	3,793
Inventories	2,463	2,739
Prepaid expenses and other current assets	3,175	3,740

Total current assets	212,601	222,457
Operating lease right-of-use assets	1,218	1,079
Property and equipment, net	8,924	8,034
Other assets	1,086	1,062

Total assets	$223,829	$232,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,604	$6,020
Accrued expenses	10,992	13,909
Other current liabilities	3,950	2,448
Deferred revenue, current portion	173	311
Lease liability, current portion	1,050	1,030

Total current liabilities	22,769	23,718
Lease liability, noncurrent portion	263	166
Long-term debt, noncurrent portion	14,940	14,837

Total liabilities	37,972	38,721

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized as of March 31, 2021 and December 31, 2020, respectively; zero shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Common stock; $0.0001 par value; 110,000,000 shares authorized as of March 31, 2021 and December 31, 2020, respectively; 38,298,068 and 38,246,601 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	4	4
Additional paid in capital	398,532	392,965
Accumulated deficit	(212,679)	(199,058)

Total stockholders’ equity	185,857	193,911

Total liabilities and stockholders’ equity	$223,829	$232,632

Eargo, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2021	2020
Revenue, net	$22,048	$12,669
Cost of revenue	6,297	4,656

Gross profit	15,751	8,013
Operating expenses:
Research and development	4,778	2,809
Sales and marketing	16,855	10,859
General and administrative	7,487	6,078

Total operating expenses	29,120	19,746

Loss from operations	(13,369)	(11,733)
Other income (expense), net:
Interest income	11	21
Interest expense	(263)	(266)
Other income (expense), net	—	240

Total other income (expense), net	(252)	(5)

Loss before income taxes	(13,621)	(11,738)
Income tax provision	—	—

Net loss and comprehensive loss	$(13,621)	$(11,738)

Net income (loss) attributable to common stockholders, basic and diluted	$(13,621)	$(11,738)

Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.36)	$(43.76)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic and diluted	38,283,360	268,214

Eargo, Inc.

Results of Operations – Reconciliation between GAAP and Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

Reconciliation between GAAP and non-GAAP net loss per share attributable to common stockholders:

	Three months ended March 31,
	2021	2020
GAAP net loss per share to common stockholders, basic and diluted	$(0.36)	$(43.76)
Stock-based compensation	0.14	1.95

Non-GAAP net loss per share to common stockholders, basic and diluted	$(0.22)	$(41.81)

Reconciliation between GAAP and non-GAAP net loss attributable to common stockholders:

	Three months ended March 31,
	2021	2020
GAAP net loss attributable to common stockholders, basic and diluted	$(13,621)	$(11,738)
Stock-based compensation	5,131	525

Non-GAAP net loss attributable to common stockholders, basic and diluted	$(8,490)	$(11,213)

Reconciliation between GAAP and non-GAAP gross profit and gross margin:

	Three months ended March 31,
	2021	2020
GAAP gross profit	$15,751	$8,013
Stock-based compensation	186	5

Non-GAAP gross profit	$15,937	$8,018

GAAP gross margin	71.4%	63.2%
Stock-based compensation	0.8%	0.0%

Non-GAAP gross margin	72.2%	63.2%

Reconciliation between GAAP and non-GAAP operating expenses and operating loss:

	Three months ended March 31,
	2021	2020
GAAP research and development expense	$4,778	$2,809
Stock-based compensation	(1,067)	(164)

Non-GAAP research and development expense	$3,711	$2,645

GAAP sales and marketing expense	$16,855	$10,859
Stock-based compensation	(1,856)	(123)

Non-GAAP sales and marketing expense	$14,999	$10,736

GAAP general and administrative expense	$7,487	$6,078
Stock-based compensation	(2,022)	(233)

Non-GAAP general and administrative expense	$5,465	$5,845

GAAP total operating expense	$29,120	$19,746
Stock-based compensation	(4,945)	(520)

Non-GAAP total operating expense	$24,175	$19,226

GAAP operating loss	$(13,369)	$(11,733)
Stock-based compensation	5,131	525

Non-GAAP operating loss	$(8,238)	$(11,208)

Reconciliation between GAAP and non-GAAP full year 2021 forecasted gross margin:

	Low	High
Forecasted 2021 GAAP gross margin	68%	71%
Estimated impact of stock-based compensation	2%	1%

Forecasted 2021 non-GAAP gross margin	70%	72%

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